Exhibit 99.1

Date:	April 17, 2003

Contacts:	Blair Johnson, 720-210-1439
Shelley Peterson, 303-316-5625

JANUS ANNOUNCES INVESTMENT MANAGEMENT CHANGES

Will Initiate Search for Chief Investment Officer

DENVER — Janus Capital Management LLC (JCM) announced today that Helen Young Hayes, co-portfolio manager of Janus Worldwide Fund and Janus Overseas Fund and JCM’s managing director of investments, will retire from her daily responsibilities June 16, 2003. To ensure a smooth transition of her portfolio and investment team oversight responsibilities, Hayes will remain at JCM until the end of 2003, after which she plans to retire from the asset management business.

Laurence Chang, co-portfolio manager of Janus Worldwide Fund, and Brent Lynn, co-portfolio manager of Janus Overseas Fund, will assume lead management responsibility for those funds.

Chang has worked with Hayes for 10 years and has been co-portfolio manager of Janus Worldwide Fund since September 1999. In addition to managing Janus Worldwide Fund, Chang manages separate accounts and institutional commingled funds in the global growth discipline. He was co-portfolio manager of Janus Overseas Fund from April 1998 to December 2000. He joined Janus as an analyst on the international team in June 1993.

Lynn has worked with Hayes for 12 years and has been co-portfolio manager of Janus Overseas Fund since January 2001. He joined Janus in April 1991 as a research analyst and has specialized in international markets since 1993.

“Laurence and Brent are two seasoned and highly skilled portfolio managers who’ve made significant contributions to these funds,” said Janus Capital Group’s Chief Executive Officer Mark Whiston. “We’re fortunate to be able to leverage their experience and ensure continuity in our international franchise.”

Whiston, who has worked with Hayes for more than 11 years, said she’ll leave an “indelible stamp” on Janus.

“Helen’s retirement closes the chapter on a remarkable 19-year career during which she emerged as one of the industry’s leading international portfolio managers,” Whiston added. “During her time at Janus, she helped shape the firm’s research-intensive culture while building one of the most respected international investment teams in the business. Her contributions to the growth and success of Janus have been immeasurable.”

Hayes came to Janus in May 1987 from Fred Alger Management in New York. She has managed or co-managed Janus Worldwide Fund and Janus Overseas Fund since their inceptions in May 1991 and May 1994, respectively. Under her leadership, the global and international assets of the firm had grown to more than $21 billion as of March 31, 2003. In February 2002, she was appointed managing director of investments. Among many distinctions, Hayes was named Morningstar’s International Fund Manager of the Year in 1997.

Two other members of Janus’ 10-person international investment team — Doug Kirkpatrick and Garth Yettick — will assist Chang and Lynn in managing the funds.

Kirkpatrick, who is assistant portfolio manager of Janus Worldwide Fund, will continue working with Chang. Prior to joining Janus in April 2001, he analyzed international companies for the investment firm Artisan Partners LP.

Yettick, a research analyst primarily focused on international technology, has been promoted to assistant portfolio manager to work with Lynn on Janus Overseas Fund. Before joining Janus in October 1997, Yettick was a senior analyst at First Manhattan

Consulting Group, where he served as a management consultant to financial institutions and the International Monetary Fund.

Hayes said she would miss Janus, but has “complete confidence” in her co-portfolio managers and the company’s management team.

“During my 16 years at Janus, I’ve always taken great pride in our people, culture and passion for bottom-up stockpicking,” Hayes said. “In the last two years, we’ve made tremendous strides in strengthening the investment team as well as the overall company. After working closely with Laurence and Brent on every aspect of fund management for more than a decade, I know they’re ready to assume the reins. With a strong board of directors, a talented new leader in Mark Whiston and a sharpened focus, the company is well positioned for success. That’s why I feel that now is the right time for me to retire.”

Janus to Initiate Search for Chief Investment Officer

With Hayes’ announcement, Whiston said he’s initiating a search for a chief investment officer (CIO) for Janus Capital Management. Whiston and two Janus Capital Group board members, Jim Craig and Andrew Cox, will spearhead the search.

Craig was a Janus portfolio manager from 1986 to 2000 and served as the firm’s vice chairman and CIO from 1995 to September 2000.

From 1977 through 1988, Cox served as vice president of investments and portfolio manager at the Founders Family of Mutual Funds in Denver. He also was a portfolio manager and security analyst for Berger Associates from 1972 to 1976. Since 1995, Cox has taught portfolio management and security analysis at the University of Denver’s Daniels College of Business.

About Janus Capital Management LLC

Janus Capital Management LLC, a subsidiary of Janus Capital Group Inc., is an investment management company with expertise in growth and core equity, specialty fixed-income and money market investments. Founded in 1969 in Denver, Janus has grown to become one of the largest and most successful investment management companies in the United States.

Janus is investment adviser to 24 Janus retail funds, 18 institutional funds in Janus Aspen Series, 15 funds in Janus Adviser Series and 14 offshore funds through Janus International. The firm is also subadvisor for private-label mutual funds and provides separate account advisory services for institutional investors.

As of March 31, 2003, Janus Capital Group (NYSE: JNS) had $132.7 billion in assets under management.

###

For a prospectus containing more information, including charges, risks and expenses, please call Janus at 800-525-3713 or download the file from janus.com. Read it carefully before you invest or send money.

Past performance is no guarantee of future results.

Funds distributed by Janus Distributors LLC (4/03)

4